Exhibit 1.1

AMENDED AND RESTATED BYLAWS

OF ENERSIS AMÉRICAS S. A.

CHAPTER ONE

Name, Domicile, Duration and Objects

Article 1: A corporation is hereby established that shall be called “Enersis Américas S.A.”, (the “Company”) governed by these bylaws and, on those matters omitted, by the legislation and regulation applicable to this type of corporation.

Article 1 bis: Notwithstanding the preceding Article, the Company is subject to the provisions of Decree Law No. 3,500 and its amendments.

Article 2: The Company’s address shall be in the city of Santiago and agencies or branches may be opened in other parts of the country or abroad.

Article 3: The life of the Company is indefinite.

Article 4: The objects of the Company shall be the exploit in Chile or abroad the exploration, development, operation, generation, distribution, transmission, transformation, and/or energy sale in any of its forms or nature, directly or through other companies, as well as telecommunication activities and the provision of engineering consultancy services in the country and abroad. It shall also be its object to invest and manage its investments in its subsidiary and affiliate generation, transmission, distribution or electricity trading companies, or any other subsidiary and affiliate companies whose business is related to any of the following: (i) energy in any of its forms or nature; (ii) supply of public utilities or which have electric energy as their main component; (iii) telecommunications and computer science, and (iv) intermediation business through the Internet. In meeting its main objects, the Company shall carry out the following functions:

(a)	Promote, organize, constitute, modify, dissolve or liquidate companies of any kind whose objects are allied or related to those of the Company.
(b)	Propose the investment, financing and trading policies to its subsidiary companies, as well as the accounting systems and criteria to be followed.
(c)	Supervise the management of its subsidiary companies.
(d)	Provide its related companies, and subsidiary and affiliate companies with financial resources necessary for their businesses and provide management services for its subsidiaries; financial, commercial, technical and legal advice; auditing services and generally any kinds of service seeming necessary for their best performance.

Apart from its main objects and acting always within the limits set out in the Investment and Financing Policy approved by a Shareholders’ Meeting, the Company may invest in:

(1)	The acquisition, exploitation, construction, rental, management, commercialization and disposal of all kinds of real estate directly or through subsidiary or affiliate companies.
(2)	All kinds of financial assets including shares, bonds and debentures, commercial papers and in general all kinds of securities and holdings in companies, directly or through subsidiary or affiliate companies.

CHAPTER TWO

Capital and Shares

Article 5: The capital of the Company amounts to Ch$ 3,575,339,011,549 divided into 49,092,772,762 common and nominative shares, all of the same series and with no par value, which are entered and paid in the manner described in the Second Transitory Article of these bylaws.

Article 5 bis: No person shall directly or through other related persons hold more than 65% of the capital with voting rights of the Company or a higher percentage which the law may allow for holding a concentration factor of 0.6. The minority shareholders should hold at least 10% of the capital with voting rights and at least 15% of the capital with voting rights should be held by over one hundred unrelated shareholders each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. Minority shareholders and related persons shall be understood as defined in current legislation.

Article 6: Shares shall be registered and their subscription shall be recorded in writing in the manner determined under current legislation and regulations. Their transfers and transmission shall be in accordance with those regulations. Payment for subscribed shares may be in cash or other tangible or intangible assets.

Article 7: The Company shall not recognize fractions of shares. Should one or more shares belong jointly to various parties, the co-owners shall all be obliged to provide a power of attorney to act before the Company.

Article 8: Unpaid balances of subscribed shares shall be adjusted in the same proportion as changes in the value of the Unidad de Fomento.

Article 9: Shareholders are only responsible for the payment of their shares and are not obliged to return to the Company the amounts of any benefits they might have received as a benefit. In the case of the transfer of subscribed and unpaid shares, the transferor shall be liable severally with the transferee for its payment, and notice must be recorded on the certificate of the share payment conditions.

Article 9 bis: The withdrawal rights that a Pension Fund Manager may exercise in the cases foreseen in Article 107 of Decree Law No. 3,500 of 1980 shall be subject to the following special conditions: a) the withdrawal right may be exercised from the date of publication of the decision of the Risk Classification Committee which withdraws its approval of the shares of the Company, and the term for exercising such right and for payment of the share price in accordance with paragraph 2 of Article 71 of Law No.18,046 shall run from that date, and b) the value of the share which the Company shall pay to the Pension Fund Manager exercising its withdrawal rights, shall be calculated in accordance with the relevant Articles of Supreme Decree No.587 dated August 4, 1982 of the Ministry of Finance, known as Corporation Regulations. However, should the shares have a market quotation, the value per share shall be the greater of the average weighted price in its market trading during the six months prior to the date of the withdrawal of approval decision of the Risk Classification Committee causing the withdrawal, duly adjusted for inflation in line with changes in the Consumer Price Index between the day of each transaction and the date of that decision, and the market value on that day defined as the average price of transactions on the stock market. The higher value so calculated shall be applicable only if it be greater than that determined in accordance with the provisions of the said Corporations Regulations and, in the case of shares having no market quotation, the date of the withdrawal of approval decision of the Risk Classification Committee shall be considered as the date for calculating the book value.

Article 10: Private agreements between shareholders relating to shares disposal, shall be registered with the Company and made available to other shareholders and interested third parties and reference shall be made to them in the Shareholders Register. If this procedure is not followed, such agreements shall be not opposable to third parties. Such agreements shall not affect the obligation of the Company to register without further formality the transfers that are presented, in accordance with the law.

Article 11: The Shareholders Register, the details to be stated on share certificates and the procedure in the case of lost or mislaid certificates, shall comply with the pertinent legal rules and regulations.

CHAPTER THREE

Administration

Article 12: The Company shall be administered by a Board of Directors composed by seven re-eligible members who may or may not be shareholders of the Company.

Article 13: Members of the Board of Directors shall be elected by the Ordinary Shareholders’ Meeting. The Board of Directors shall remain for a period of three years at the end of which it shall be completely renewed or re-elected.

Article 14: Board of Directors’ meetings shall be constituted with the absolute majority of the Directors and decisions shall be taken by the absolute majority of the Directors present with voting rights. In the case of a tied vote, the person presiding the meeting shall decide.

Article 14 bis: All acts or contracts entered into by the Company with its majority shareholders, its Directors or Executives or with parties related to these, shall be previously approved by two-thirds of the Board of Directors and appear in the corresponding minutes, subject to the provisions of Chapter XVI of Law No. 18,046.

Article 15: The Board of Directors shall meet at least once every month and whenever the Company’s business so requires. There shall be ordinary and extraordinary Meetings. The former shall be held on dates and times pre-established by the Board of Directors itself; the latter when especially convened by the Chairman himself or at the request of one or more Directors, in which case prior qualification by the President with respect to the need to hold such Meeting is required, except where the Meeting is requested by the absolute majority of all Board Members, in which case such Meeting may be held without any prior qualification. Extraordinary Meetings may only deal with those matters specifically included in the meeting notification. In the first session following the appointment of the Directors at an Ordinary Shareholders’ Meeting, the Board of Directors shall elect a Chairman and Vice-chairman to replace him in his absences, from amongst its members.

Article 16: The Directors shall be remunerated. The Ordinary Shareholders’ Meeting will set the amount of remuneration annually. The Chairman shall be entitled to receive twice the amount paid to each Director. The Vice-chairman shall be entitled to one and a half times the amount paid to each Director.

Article 17: The Board of Directors of the Company represents it judicially and extra-judicially and to comply with its objects which it shall not be necessary to demonstrate to third parties, has all the powers of administration and disposal which the Law or the bylaws do not reserve for the Shareholders’ Meeting, without the necessity to give it any special powers, even for those acts or contracts for which the law demands such. This does not impede actions appropriate to the Chief Executive Officer. The Board of Directors may delegate part of its powers to the Chief Executive Officer, Managers, Assistant Managers, Lawyers and senior executives of the Company, to one Director or to a Committee of Directors and to other persons for especially defined objectives.

Article 17 bis: In carrying out the powers set out in the preceding Article, the Board of Directors shall act always within the limitations set by the investment and financing policy approved at the Ordinary Shareholders’ Meeting in accordance with the terms of Article 119 of Decree Law No. 3,500 of 1980, and its amendments.

Article 18: The Company shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, Director, Auditor or Accountant of the Company.

CHAPTER FOUR

Shareholders’ Meetings

Article 19: Shareholders shall meet in Ordinary and Extraordinary Meetings. The former shall be held once each year within four months following the balance sheet date to decide on matters of mutual interest without necessarily being mentioned in the respective meeting notification. The latter may be held at any time as required by the business to decide on any matter which the Law or these bylaws reserves for consideration by a shareholders meeting and provided these matters are stated in the respective meeting notification. Notifications of Ordinary and Extraordinary Meetings shall not be necessary when the whole number of validly issued shares is represented at the respective meeting. When an Extraordinary Meeting has to resolve on matters appropriate to an Ordinary Shareholders’ Meeting, its procedures and resolutions shall be subject, where appropriate, to the quorums applicable to the latter class of meetings.

Article 20: The following are matters for an Ordinary Meeting: 1) Examination of the situation of the Company and of the reports of accounting inspectors and external auditors and the approval or rejection of the annual report, balance sheet, financial statements and presentations prepared by the managers or liquidators of the Company; 2) The distribution of profits for each year and, especially, the dividend distribution; 3) The election or renewal of the members of the Board of Directors, of liquidators and of management inspectors; and 4) Generally, any matter of general interest which is not reserved for an Extraordinary Meeting. Ordinary Meetings shall appoint independent external auditors annually to examine the accounts, inventories, balance sheet and other financial statements, and to inform the following Ordinary Meeting in writing of its findings.

Article 20 bis: In addition to the terms of the preceding Article, the Ordinary Meeting shall be responsible for approving the investment and financing policy proposed by the management in the terms contemplated in Article 119 of Decree Law No. 3,500 of 1980 and its amendments. It shall also be the responsibility of the Ordinary Meeting to appoint annually the inspectors of accounts and their respective alternates, with the powers established in Article 51 of Law No.18,046.

Article 21: The following are matters for an Extraordinary Meeting: 1) The dissolution of the Company; 2) Transformation, merger, or division of the Company and amendments to its bylaws; 3) Bond and convertible debenture issuances; 4) The disposal of 50% or more of assets, with or without its liabilities, to be determined on the basis of the balance sheet for the previous financial year; and likewise, any business plan definition or amendment that involves the sale of assets above the aforementioned percentage. Likewise the sale or transfer of ownership of 50% or more of the assets of a subsidiary, provided that this represents at least 20% of the assets of the Company, and any disposal of its shares that implies that the parent company ceases to be its controller; 5) The granting of real or personal guarantees to secure third party obligations, unless granted to subsidiaries, in which case, the approval of the Board of Directors will be sufficient and; 6) Other matters which, by law, or by these bylaws, should be known by, and subject to the Shareholders’ Meetings. The matter referred to in items one, two, three and four may only be agreed upon in Meetings held before a Notary, who must certify that the Minutes of the Meeting is the true expression of what occurred and was agreed upon in the meeting

Article 21 bis: Notwithstanding the terms of the preceding Article, the following shall also be matters of an Extraordinary Meeting: a) The disposal of assets or rights of the Company which are declared essential for its business in the investment and financing policy, as well as the granting of guarantees over them; and b) The modification in advance of the investment and financing policy approved by the Ordinary Meeting.

Article 22: Meetings shall be convened by the Board of Directors of the Company and notifications shall be effected by means of a conspicuous advice which shall be published at least three times on different days in the newspaper within the Company’s legal area of residence, which the Meeting shall nominate. It shall also send a notification by mail to every shareholder at least 15 days prior to the date of the meeting, which should mention the matters for consideration at the meeting, as well as an explanation of the way full copies of the documents justifying the various options submitted to a vote can be obtained, if any, which should be made available to shareholders on the web site of the Company. The omission of this obligation shall not affect the validity of the notification, but the Directors, Liquidators and Managers of the Company at fault shall be responsible for any damage suffered by shareholders, irrespective of the administrative sanctions which the Superintendence of Securities and Insurance may apply. However, those meetings attended by the whole of the issued shares with voting rights may be self-convened and held validly even when the required formalities for notifications have not been complied with. All shareholder meetings must be informed to the Superintendence of Securities and Insurance at least 15 days in advance.

Article 23: Meetings are constituted with an absolute majority of shares with voting rights on the first notification, and with those present or represented, whatever their number, on the second notification, and resolutions shall be adopted by the absolute majority of the shares present or represented with voting rights. Notices of the second notification may only be published once the meeting subject to the first notification fails to convene, and in any case the new meeting should be convened within 45 days following the date fixed for the meeting not held. Meetings shall be presided by the Chairman of the Board of Directors or the person taking his place, and the Secretary of the Board of Directors of the Company, or the Chief Executive Officer in his absence, shall act as Secretary of the meeting.

Article 24: Resolutions of Extraordinary Shareholders’ Meetings which relate to modifications of the bylaws shall require the vote of two-thirds of the shares with voting rights.

Article 24 bis: As long as the Company remains subject to the terms contained in Chapter Twelve and other relevant parts of Decree Law No. 3,500, of 1980, as amended, any modification to the regulations set out in the First, Fifth, Ninth, Fourteenth, Seventeenth, Twentieth, Twenty-First, Twenty-Seventh and Thirty Seven Supplementary Articles and this Article, shall require the consenting vote of 75% of the issued shares with voting rights, in accordance with Article 121 of the said Decree Law No. 3,500.

Article 25: Only those shareholders registered in the Shareholders Register five days before the date for which the respective Meeting is convened, may participate in meetings and exercise their rights to speak and vote. Shareholders without voting rights, as well as the Directors and Managers who are not shareholders, may participate in General Meetings with a right to speak.

Article 26: Shareholders may be represented at meetings by another person even if such person is not a shareholder, notwithstanding that established in Article 45 bis of Decree Law No. 3,500. Proxies for such representations shall be given in writing for all the shares held by the owner on the date stated in the preceding Article.

Article 27: Shareholders shall have a right to one vote for each share they own or represent, and may accumulate or distribute them as they wish in any election.

Article 27 bis: Notwithstanding the contents of the preceding Article, no shareholder may exercise for his own account or on behalf of other shareholders, the right to vote for a percentage of subscribed shares with voting rights of the Company in excess of the maximum concentration permitted in the bylaws and must deduct any excess over this limit for this purpose. For calculating this percentage, the shares held by the shareholder shall be added to those of parties related to the former. Neither may any person represent shareholders who in aggregate hold more than the maximum concentration level permitted in the bylaws.

CHAPTER FIVE

The Directors’ Committee and Audit Committee

Article 28: While the Company meets the equity and concentration requirements established in Article 50 bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint an independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, functioning and powers by the provisions of the Chilean Companies Act and instructions on this subject issued by the Superintendence of Securities and Insurance.

Article 29: Notwithstanding the provisions of the preceding Article and while the Company is an issuer of securities duly registered with the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning and powers of the Directors’ Committee shall also be governed, where not to be contrary to Chilean law, by the obligatory provision for the so-called “Audit Committee” in the Sarbanes Oxley Act (SOX) of the United States of America and the instructions issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), or the organism or entity that definitively corresponds in accordance with the legislation of the United States of America. In case of a irreconcilable or irremediable conflict, disagreement or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee respectively, Chilean law shall prevail over foreign law, although the Board of Directors may call an Extraordinary Shareholders’ Meeting to amend the bylaws should this be necessary, and shall have the widest powers, acting within its powers, to solve such conflict, disagreement or incompatibility should this be possible, by the creation of new committees and/or sub-committees, as also the delegation of part of its powers in accordance with Article 40 of the Chilean Companies Act. The shareholders, directors and Board of Directors of the Company should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 30: The Directors’ Committee shall be composed of three members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in Article 50 bis of Law No. 18,046, both at the time of their appointment and during the whole period in which they perform as members of the Committee. Notwithstanding the above and complementing the provisions of Article 29 above, while the corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to give strict compliance with the legal and regulatory requirements that the registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, SEC and NYSE. Thus, no director who has been elected or appointed as a member of the Directors’ Committee may therefore have any link, interest or dependence with the corporation, whether economic, professional, credit or commercial, whatever the amount or nature, nor receive, directly or indirectly, any income, remuneration or compensation from the corporation or any of its subsidiaries which is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board of Directors, as a member of the Directors’ Committee or as a member of any other committee or sub-committee of directors of the Company.

Article 31: The loss of independence which, according to the laws governing the Company and these bylaws, affects a member of the Committee, shall generate the following incapacity of the respective director to perform their duties as a director or member of the Directors’ Committee and therefore they should cease automatically in that position, notwithstanding their responsibility to the shareholders.

Article 32: The directors appointed as members of the Directors’ Committee shall remain as such for the period they were appointed as director and may only resign from this position when they resign as director or having acquired a following incapacity to perform the duties, in which case the provisions of the preceding Article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 33: The meetings of the Directors’ Committee shall be validly constituted with the absolute majority of its members and its resolutions shall be adopted by the absolute majority of the members present. The Directors’ Committee should elect a Chairman from among its members, who shall have the casting vote in the event of a tied vote.

Article 34: The Committee shall have the powers and duties that have been expressly contemplated both in the laws and their regulations, as well as the rules issued for the purpose by the competent administrative authority, especially those stated in Article 50 bis of Law No. 18,046, and any other matter, mandate, power or duty commended to it by a shareholders or Board meeting.

Article 35: The deliberations, agreements and organization of the Directors’ Committee shall be governed, in everything applicable, by the regulations relating to the Board meetings of the Company.

CHAPTER SIX

Balance Sheet, Funds and Earnings

Article 36: As of December 31 of each year, a financial statement with the operations of the Company shall be prepared, and the Board of Directors shall present this to the Ordinary Shareholders’ Meeting together with a report analyzing the situation of the Company and the statement of income and the related report provided by the inspectors of accounts and external auditors. All these documents must reflect clearly the equity position of the Company at the close of the respective year and the profits obtained or losses suffered during the year.

Article 37: On a date no later than the first notification convening the Ordinary Shareholders’ Meeting, the Board of Directors should make available to each shareholder registered in the respective register a copy of the duly audited Financial Statements and Annual Report of the Company, including the reports of the external auditors and inspectors of accounts, and their respective notes. The duly audited balance sheet and statement of income and other information which the law or the Superintendence of Securities and Insurance requires, shall be published on the web site of the Company no less than ten days before the date on which the meeting to approve them is to be held. The annual report, balance sheet, inventories, minutes of Board and Shareholders’ Meetings, books and reports of inspectors, must be available to shareholders in the offices of the Company for 15 days prior to the date informed for the meeting. Should the balance sheet and statement of income be altered by the Meeting, the amendments, where corresponding, shall be made available to shareholders within 15 days following the date of the Meeting.

Article 38: Unless otherwise approved at the respective Meeting with the unanimous vote of the shares issued, a cash dividend shall be distributed annually to shareholders, pro rata to their shares, for at least 30% of the net income for each year. In any event, the Board of Directors may, under the personal responsibility of the Directors present at the respective approval, distribute interim dividends during the year as a charge against the profits of that year, provided that there are no accumulated losses. That portion of profits earnings not appropriated by the Meeting to dividends, may be capitalized at any time, subject to amending the bylaws through the issue of free shares or by increasing the nominal value of the shares, or be retained to meet possible dividend payments in following years.

CHAPTER SEVEN

Dissolution and Liquidation

Article 39: The dissolution of the Company shall occur in the cases foreseen in the Law. Dissolution in advance shall only be agreed at an Extraordinary Shareholders’ Meeting with the consenting vote of two-thirds of the issued shares with voting rights.

Article 40: Once the Company is dissolved, the liquidation shall be performed by a Liquidation Committee formed by three people, shareholders or not, chosen by the Shareholders’ Meeting, and who shall have the powers, duties and obligations established in the law or regulations. If the Company is dissolved as a result of all the shares being held by one person through an uninterrupted period of at least ten days, liquidation shall be unnecessary.

Article 41: The liquidators shall convene an Ordinary Shareholders’ Meeting in the month of April each year to report on the state of the liquidation. Should the liquidation not be completed within two years, a new election of liquidators shall be made, the same persons being re-eligible. The position of liquidators is remunerated and the Ordinary Shareholders’ Meeting shall set the remuneration. The position of liquidator is revocable by an Ordinary or Extraordinary Shareholders’ Meeting. Liquidators shall be suspended from their positions by overriding legal incapacity or by their declaration of bankruptcy.

CHAPTER EIGHT

General Provisions

Article 42: The differences which may arise between the shareholders as such, or between them and the Company or its officers, either during its existence or its dissolution, will be solved by an arbitrator named by common accord between both parties, who will exercise the role as arbitrator in such a proceeding, and must decide according to Law. In the absence of such an agreement, the arbitrator shall be designated by Common Courts at the request of either party, in which case such nomination must be from attorneys who teach or who have taught for at least three consecutive years as Professors of Economic or Commercial Law in the Department of Law at the Universidad de Chile, Universidad Católica de Chile or Universidad Católica de Valparaíso. Notwithstanding the above, in the event of a conflict, the plaintiff may withdraw his recognition of the authority of the arbitrator, and submit to the jurisdiction of the Common Justice, a right that cannot be exercised by the directors, managers, administrators and senior executives of the Company, nor by those shareholders that individually hold, directly and indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date of presentation of the demand.

Article 43: On those matters omitted by these bylaws and in any matter not expressly foreseen in them, the provisions of Law No.18,046 shall apply, together with its amendments and regulations and relevant parts of Decree Law No. 3,500 in the case foreseen in Article 111 of that Decree Law.

Article 44: The Company will continue to be subject to Resolution No. 667 of the Honorable Resolution Commission (the former antitrust authority), dated as of October 30, 2002, on the understanding that (i) the restrictions imposed by it will not apply to the Company in respect of Enersis Chile S.A. and (ii) given that the companies will not participate in any way in relevant markets located in the Republic of Chile, the Company will be able to merge with Endesa Américas S.A. and Chilectra Américas S.A.

TRANSITORY ARTICLES

First Transitory Article: For the purposes of the Twenty-Second Article of these bylaws, the meeting agrees that publications for convening Ordinary and Extraordinary Shareholders’ Meetings shall be effected in the “El Mercurio de Santiago” newspaper.

Second Transitory Clause: The Company’s capital amounts to Ch$ 3,575,339,011,549 divided into 49,092,772,762 common and nominative shares, all of the same series and with no par value, fully subscribed and paid for prior to the date of these bylaws.

The capital described above reflects the capital decrease agreed upon at the Extraordinary Shareholders’ Meeting held on December 18, 2015, for an amount of Ch$ 2,229,108,974,538, as established in the demerger agreement of Enersis S.A. as the surviving entity with its same legal status, in accordance with the terms set forth in the minutes of the abovementioned Extraordinary Shareholders’ Meeting.